Exhibit 10.3

INTEL CORPORATION
2006 EQUITY INCENTIVE PLAN
NON-EMPLOYEE DIRECTOR
RESTRICTED STOCK UNIT AGREEMENT

1.Terms of Restricted Stock Unit. This Restricted Stock Unit Agreement, including any appendix attached hereto (this Restricted Stock Unit Agreement and such appendix, together, this “Agreement”), the Restricted Stock Unit Notice of Grant delivered online by logging into the E*TRADE Financial Corporation website (the “Notice of Grant”) and the Intel Corporation 2006 Equity Incentive Plan (the “2006 Plan”), as such may be amended from time to time, constitute the entire understanding between you and Intel Corporation (the “Corporation”) regarding the Restricted Stock Units (“RSUs”) identified in your Notice of Grant. The RSUs granted to you are effective as of the grant date set forth in the Notice of Grant (the “Grant Date”). If there is any conflict between the terms in this Agreement and the 2006 Plan, the terms of the 2006 Plan will control. Capitalized terms not explicitly defined in this Agreement or in the Notice of Grant but defined in the 2006 Plan will have the same definitions as in the 2006 Plan.
2.Vesting of RSUs. Provided that you continuously serve as a member of the Corporation’s Board of Directors from the Grant Date specified in the Notice of Grant up to and onto each vesting date specified in the Notice of Grant, the RSUs shall vest and be converted into the right to receive the number of shares of the Corporation’s Common Stock, $.001 par value (the “Common Stock”), specified in the Notice of Grant with respect to such vesting date, except as otherwise provided in this Agreement. If a vesting date falls on a weekend or any other day on which the Nasdaq Stock Market (“Nasdaq”) is not open, affected RSUs will vest on the next following Nasdaq business day.
RSUs will vest to the extent provided in and in accordance with the terms of the Notice of Grant and this Agreement. If your status as a member of the Corporation’s Board of Directors terminates for any reason except death, Disablement (defined below) or Retirement (defined below), prior to the vesting dates set forth in your Notice of Grant, your unvested RSUs will be cancelled.
3.Conversion into Common Stock. Shares of Common Stock will be issued or become free of restrictions as soon as practicable following the vesting of the RSUs, provided that you have satisfied your tax withholding obligations as specified under Section 8 of this Agreement and you have completed, signed and returned any documents and taken any additional action that the Corporation deems appropriate to enable it to accomplish the delivery of the shares of Common Stock. The shares of Common Stock will be issued in your name (or may be issued to your executor or personal representative, in the event of your death or Disablement), and may be effected by recording shares on the stock records of the Corporation or by crediting shares in an account established on your behalf with a brokerage firm or other custodian, in each case as determined by the Corporation. In no event will the Corporation be obligated to issue a fractional share.
Notwithstanding the foregoing, (i) the Corporation will not be obligated to deliver any shares of the Common Stock during any period when the Corporation determines that the conversion of a RSU or the delivery of shares hereunder would violate any laws of the United States or your country of residence and/or may issue shares subject to any restrictive legends that, as determined by the Corporation’s counsel, is necessary to comply with securities or other regulatory requirements, and (ii) the date on which shares are issued or credited to your account may include a delay in order to provide the Corporation such time as it determines appropriate to address tax withholding and to address other administrative matters. The number of shares of Common Stock into which RSUs convert as specified in the Notice of Grant shall be adjusted for stock splits and similar matters as specified in and pursuant to the 2006 Plan.
4.Termination of Service as Director. Except as expressly provided otherwise in this Agreement, if your term of service as a director of the Corporation’s Board of Directors terminates for any reason, whether voluntarily or involuntarily, other than on account of death, Disablement (defined below) or Retirement (defined below), all RSUs not then vested shall be cancelled on the date of termination of service.
5.Death. Except as expressly provided otherwise in this Agreement, if you die during your term of service as a member of the Corporation’s Board of Directors, your RSUs will become one hundred percent (100%) vested.
6.Disablement. Except as expressly provided otherwise in this Agreement, your RSUs will become one hundred percent (100%) vested, if your service as a member of the Corporation’s Board of Directors terminates due to your Disablement.
For purposes of this Section 6, “Disablement” will be determined in accordance with the standards and procedures of the then-current Long Term Disability Plan maintained by the Corporation and in the event you are not a participant in a then-current Long Term Disability Plan maintained by the Corporation, and in the event you are not a participant in a then-current Long Term Disability Plan maintained by the Corporation, “Disablement” will have the same meaning as disablement is defined in the Intel Long Term Disability Plan, which is generally a physical condition arising from an illness or injury, which renders you incapable of performing work in your regular occupation, as determined by the Corporation. Your regular occupation is the occupation you routinely perform at the time your Disablement began.
7.Retirement. If you retire from service as a member of the Corporation’s Board of Directors at age 75 or more, or with at least seven (7) years of service as a member of the Corporation’s Board of Directors, your RSUs will become one hundred percent (100%) vested.
8.Tax Withholding. RSUs are taxable upon vesting (as indicated in your Notice of Grant) or, if later, the date to which you have deferred settlement of your RSUs. To the extent required by applicable federal, state or other law, you will make arrangements satisfactory to the Corporation for the payment and satisfaction of any income tax, social security tax, payroll tax, social taxes, applicable national or local taxes, or payment on account of other tax related to withholding obligations that arise by reason of granting or vesting of RSUs or sale of Common Stock shares from vested RSUs (whichever is applicable).
The Corporation will not be required to issue or lift any restrictions on shares of the Common Stock pursuant to your RSUs or to recognize any purported transfer of shares of the Common Stock until such obligations are satisfied.
Unless provided otherwise by the Committee, these obligations will be satisfied by the Corporation withholding a number of shares of Common Stock that would otherwise be issued under the RSUs that the Corporation determines has a Market Value sufficient to meet the tax withholding obligations. In the event that the Committee provides that these obligations will not be satisfied under the method described in the previous sentence, you authorize E*TRADE Financial Corporate Services, Inc. and E*TRADE Securities LLC (“E*Trade”), or any successor plan administrator, to sell a number of shares of Common Stock that are issued under the RSUs, which the Corporation determines is sufficient to generate an amount that meets the tax withholding obligations plus additional shares to account for rounding and market fluctuations, and to pay such tax withholding to the Corporation for remittance to the appropriate tax authorities. The shares may be sold as part of a block trade with other participants of the 2006 Plan in which all participants receive an average price. For this purpose, "Market Value" will be calculated as the average of the highest and lowest sales prices of the Common Stock as reported by Nasdaq on the day your RSUs vest. The future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty.
You are ultimately liable and responsible for all taxes owed by you in connection with your RSUs, regardless of any action the Corporation takes or any transaction pursuant to this Section with respect to any tax withholding obligations that arise in connection with the RSUs. The Corporation makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of the RSUs or the subsequent sale of any of the shares of Common Stock underlying the RSUs that vest. The Corporation does not commit and is under no obligation to structure the RSU program to reduce or eliminate your tax liability.
9.Election to Defer Receipt of RSU Shares. You may elect to defer receipt of shares of Common Stock relating to an RSU beyond the vesting dates set forth in your Notice of Grant under the rules and procedures established separately by the Corporation. That election will allow you to defer income recognition, until the date on which your service as a member of the Corporation’s Board of Directors terminates for any reason. Under Internal Revenue Code Section 409A, the election to defer under this section must be made in the calendar year prior to the year in which services related to those RSU’s are first performed. Notwithstanding anything to the contrary in this Agreement, shares of Common Stock will not be issued and you will not have any rights of a stockholder in Common Stock issuable under this Agreement to the extent that you have elected to defer the issuance and receipt of such Common Stock. If, however, your service as a member of the Corporation’s Board of Directors terminates prior to the vesting dates set forth in your Notice of Grant, any shares that would not have vested on your date of termination will be cancelled regardless of your election. Notwithstanding your election to defer made in the calendar year prior to grant, the Corporation is not obligated to make a grant in any future year or in any given amount and should not create an expectation that the Corporation might make a grant in any future year or in any given amount.
10.Rights as Stockholder. Your RSUs may not be otherwise transferred or assigned, pledged, hypothecated or otherwise disposed of in any way, whether by operation of law or otherwise, and may not be subject to execution, attachment or similar process. Any attempt to transfer, assign, hypothecate or otherwise dispose of your RSUs other than as permitted above, will be void and unenforceable against the Corporation.
You will have the rights of a stockholder only after shares of the Common Stock have been issued to you following vesting of your RSUs and satisfaction of all other conditions to the issuance of those shares as set forth in this Agreement. RSUs shall not entitle you to any rights of a stockholder of Common Stock and there are no voting or dividend rights with respect to your RSUs. RSUs shall remain terminable pursuant to this Agreement at all times until they vest and convert into shares.
11.Amendments. The 2006 Plan and RSUs may be amended or altered by the Committee or the Board of Directors of the Corporation to the extent provided in the 2006 Plan.
12.Data Privacy. You explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document and any other RSU grant materials (“Data”) by and among, the Corporation and any other Subsidiary for the exclusive purpose of implementing, administering and managing your participation in the 2006 Plan.

You hereby understand that the Corporation holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Corporation, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, administering and managing the 2006 Plan. You hereby understand that Data will be transferred E*Trade and any other third parties assisting in the implementation, administration and management of the 2006 Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You hereby understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Corporation, E*Trade and any other possible recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the exclusive purpose of implementing, administering and managing your participation in the 2006 Plan, including any requisite transfer of such Data as may be required to another broker or other third party with whom you may elect to deposit any shares of Common Stock acquired under your RSUs. You hereby understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the 2006 Plan. You hereby understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.
Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your service with the Company will not be affected; the only consequence of refusing or withdrawing your consent is that the Corporation would not be able to grant you RSUs or other equity awards or administer or maintain such awards. Therefore, you hereby understand that refusing or withdrawing your consent may affect your ability to participate in the 2006 Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you hereby understand that you may contact the human resources representative responsible for your country at the local or regional level.
Finally, upon request of the Corporation, you agree to provide an executed data privacy consent form (or any other agreements or consents) that the Corporation may deem necessary to obtain from you for the purpose of administering your participation in the 2006 Plan in compliance with the data privacy laws in your country, either now or in the future.  You understand and agree that you will not be able to participate in the 2006 Plan if you fail to provide any such consent or agreement requested by the Corporation.
13.The 2006 Plan and Other Terms; Other Matters.
(a)Certain capitalized terms used in this Agreement are defined in the 2006 Plan. Any prior agreements, commitments or negotiations concerning the RSUs are superseded by this Agreement and your Notice of Grant. You hereby acknowledge that a copy of the 2006 Plan has been made available to you.
The grant of RSUs to you in any one year, or at any time, does not obligate the Corporation to make a grant in any future year or in any given amount and should not create an expectation that the Corporation might make a grant in any future year or in any given amount.
(b)To the extent that the grant of RSUs refers to the Common Stock of Intel Corporation, and as required by the laws of your country of residence, only authorized but unissued shares thereof will be utilized for delivery upon vesting in accord with the terms hereof.

(c)Notwithstanding any other provision of this Agreement, if any changes in law or the financial or tax accounting rules applicable to the RSUs covered by this Agreement will occur, the Corporation may, in its sole discretion, (1) modify this Agreement to impose such restrictions or procedures with respect to the RSUs (whether vested or unvested), the shares issued or issuable pursuant to the RSUs and/or any proceeds or payments from or relating to such shares as it determines to be necessary or appropriate to comply with applicable law or to address, comply with or offset the economic effect to the Corporation of any accounting or administrative matters relating thereto, or (2) cancel and cause a forfeiture with respect to any unvested RSUs at the time of such determination.
(d)Because this Agreement relates to terms and conditions under which you may be issued shares of Common Stock of Intel Corporation, a Delaware corporation, an essential term of this Agreement is that it will be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to this Agreement or the RSUs granted hereunder will be brought in the state or federal courts of competent jurisdiction in the State of California.
(e)Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code (“Code”). The RSUs are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent; provided, that the Corporation does not guarantee you any particular tax treatment of the RSUs. In addition, if any provision of the RSUs would cause you to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Corporation may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code. In no event whatsoever shall the Corporation be liable for any additional tax, interest or penalties that may be imposed on you by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
(f)Copies of Intel Corporation's Annual Report to Stockholders for its latest fiscal year and Intel Corporation's latest quarterly report are available, without charge, at the Corporation's business office.
14.Appendix. The RSUs and the shares of Common Stock acquired under the 2006 Plan shall be subject to any special terms and conditions for your country set forth in the Appendix to this Agreement. The Appendix constitutes part of this Agreement.

Appendix to the

INTEL CORPORATION
2006 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
Capitalized terms used and not defined in this Appendix will have the meaning given to them in the Restricted Stock Unit Agreement (the “Agreement”) and/or the Intel Corporation 2006 Equity Incentive Plan (the “2006 Plan”), as applicable.
Terms and Conditions
This Appendix, which is part of the Agreement, contains additional or different terms and conditions that govern the RSUs if you are residing outside of the United States. The terms and conditions in Part A apply to all participants outside of the United States. The country-specific terms and conditions in Part B apply to participants located in any of the countries listed in Part B.
If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer residency to another country after the RSUs are granted to you or are considered a resident of another country for local law purposes, the Corporation will determine to what extent the terms and conditions herein will apply to you.
Notifications
This Appendix also includes information regarding securities laws and certain other issues of which you should be aware with respect to your participation in the 2006 Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2021. Such laws are often complex and change frequently. As a result, the Corporation strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the 2006 Plan because the information may be out of date at vesting and settlement of the RSUs, upon the subsequent sale of the shares of Common Stock or upon the receipt of any dividends.
In addition, the information is general in nature and may not apply to your particular situation, and the Corporation is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

1.NON-U.S. PROVISIONS
a.Nature of Grant. The following provision supplements Section 13 of the Restricted Stock Unit Agreement. In accepting the RSUs, you acknowledge, understand and agree that:
(i)the 2006 Plan is established voluntarily by the Corporation, is discretionary in nature and may be modified, amended, suspended or terminated by the Corporation at any time, to the extent permitted by the 2006 Plan;
(ii)the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(iii)all decisions with respect to future restricted stock units or other grants, if any, will be at the sole discretion of the Corporation;

(iv)the grant of RSUs and your participation in the 2006 Plan shall not create a right to employment or service or be interpreted as forming an employment or service contract with the Corporation and shall not interfere with the ability of the Corporation, to terminate your service;
(v)you are voluntarily participating in the 2006 Plan;
(vi)the RSUs and the shares of Common Stock subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(vii)the RSUs and the shares of Common Stock subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;
(viii)the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;
(ix)notwithstanding any terms or conditions of the 2006 Plan to the contrary, for purposes of your RSUs, your service will be considered terminated as of the date you are no longer actively providing services to the Corporation (regardless of the reason for such termination and whether or not later found to be invalid or in breach of service laws in the jurisdiction where you are providing service or the terms of your service agreement, if any) and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are providing service or the terms of your service agreement, if any). The Committee (as defined below) shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your RSU grant (including whether you may still be considered to be providing services while on a leave of absence); and
(x)the Corporation will not be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the RSUs or the subsequent sale of any shares of Common Stock subject to the RSUs acquired under the 2006 Plan.
b.Language. You acknowledge that you are proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. If you have received this Agreement or any other document related to the RSUs translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.
c.Electronic Delivery and Participation. The Corporation may, in its sole discretion, decide to deliver any documents related to RSUs granted under the 2006 Plan or future RSUs that may be granted under the 2006 Plan by electronic means or request your consent to participate in the 2006 Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the 2006 Plan through any on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation.
d.Insider Trading Restrictions/Market Abuse Laws. You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions, including the United States, your country and the broker’s country, which may affect your ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., RSUs) or rights links to the value of shares of Common Stock under the 2006 Plan during such times as you considered to have “inside information” regarding the Corporation (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Corporation insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions and that you should speak to your personal advisor on this matter.
e.Exchange Control, Foreign Asset/Account and/or Tax Reporting Requirements. You acknowledge that there may be certain exchange control, foreign asset/account and/or tax reporting requirements which may affect your ability to acquire or hold shares of Common Stock or cash received from participating in the 2006 Plan (including the proceeds from the sale of shares of Common Stock and the receipt of any dividends) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or related transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of participating in the 2006 Plan to your country within a certain time after receipt. You acknowledge that it is your responsibility to comply with such regulations and that you should speak to your personal advisor on this matter.

B.    COUNTRY-SPECIFIC PROVISIONS
AUSTRALIA
Terms and Conditions
Australian Offer Document. Additional details regarding the offer of the RSUs are set forth in the Offer to Australian Resident Employees.
Tax Information. The 2006 Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).